Exhibit 4.1

Amendment No. 1 To Rights Agreement

This Amendment No. 1 to Rights Agreement between TODCO, a Delaware Corporation (the “Company”) and Bank of New York, a New York banking corporation (the “Rights Agent”) is entered into and effective as of this 18th day of March, 2007.

WHEREAS, the Company entered into a Rights Agreement, dated as of February 4, 2004 (the “Rights Agreement”), with Bank of New York as Rights Agent;

WHEREAS, the Company has determined to enter into an Agreement and Plan of Merger among Hercules Offshore, Inc., a Delaware Corporation (“Hercules”), Merger LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Hercules (“Merger Sub”), and the Company, substantially in the form of Exhibit A hereto (the “Merger Agreement”);

WHEREAS, the execution and delivery of the Merger Agreement by Hercules and Merger Sub could be construed as a Triggering Event under the Rights Agreement;

WHEREAS, the Rights Agreement provides that at any time when the Rights are redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or holders of the Company’s Common Stock;

WHEREAS, as of the date of this Amendment No. 1 to Rights Agreement (“Amendment No. 1”), the Rights are redeemable under the terms of the Rights Agreement;

WHEREAS, the Board of Directors desires to amend the Rights Agreement to assure that the transactions contemplated by the Merger Agreement will not constitute a Triggering Event under the Rights Agreement;

WHEREAS, capitalized terms used and not otherwise defined in this Amendment No. 1 have the meanings set forth in the Rights Agreement; and

WHEREAS, the board of directors of the Company has determined it advisable and in the best interest of its stockholders to enter into this Amendment No. 1 to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby.

NOW, THEREFORE, pursuant to pursuant to the Company’s authority set forth in Section 27 of the Rights Agreement, the Rights Agreement hereby is amended as follows:

Section 1. Amendments

Definition of “Acquiring Person.” The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the second full paragraph of such definition:

“Neither Hercules, Merger Sub nor any of their respective Affiliates shall become an Acquiring Person as a result of (i) the execution and delivery by the parties thereto of the Merger Agreement or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”

Definition of “Beneficial Owner.” The definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence as the last paragraph of such definition:

“Notwithstanding anything in this Agreement to the contrary, neither Hercules, Merger Sub nor any of their respective Affiliates shall become a Beneficial Owner as a result of (i) the execution and delivery by the parties thereto of the Merger Agreement or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”

Definition of “Triggering Event.” The definition of “Triggering Event” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement, or (ii) the consummation of any of the transactions contemplated by the Merger Agreement, shall constitute a Triggering Event.”

Section 2. Execution.

Pursuant to Section 27 of the Rights Agreement, the Rights Agent is hereby directed to execute this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

TODCO

By:	/s/ Jan Rask

THE BANK OF NEW YORK

By:	/s/ Steven Myers
Steven Myers, Vice President